Exhibit 21.1

Subsidiaries

Avatech Solutions Subsidiary, Inc.

Technical Learningware, Inc. (dissolved on November 6, 2008)

Sterling Systems & Consulting, Inc. (dissolved on June 12, 2008)

Sterling Systems—Ohio, LLC (dissolved on June 12, 2008)

Sterling Systems—Indiana, LLC (dissolved on June 12, 2008)